As filed with the U.S. Securities and Exchange Commission on June 26, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIOT PLATFORMS, INC.

(Exact name of registrant, as specified in its charter)

Nevada	84-1553387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

85 Rio Grande, Suite 200, Castle Rock, CO	80104
(Address of principal executive offices)	(Zip Code)

2019 Equity Incentive Plan,

as amended

(Full title of the plan)

William Jackman

Chief Legal Officer and Corporate Secretary

85 Rio Grande, Suite 200,

Castle Rock, CO 80104

(Name and address of agent for service)

(303) 794-2000

(Telephone number, including area code, of agent for service)

With copy to:

Scott Y. MacTaggart

Womble Bond Dickinson (US) LLP

3993 Howard Hughes Parkway, Suite 600

Las Vegas, NV 89169

Phone: (702) 474-2610

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Riot Platforms, Inc., a Nevada corporation (the “Company”), for the purpose of registering 15,000,000 additional shares of the Company’s common stock, no par value per share (“Common Stock”), under the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Equity Plan”). On June 9, 2026, at the Company’s annual general meeting of stockholders, the Company’s stockholders approved an amendment to the 2019 Equity Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 15,000,000 shares (the “Seventh Amendment”).

Including the 15,000,000 additional shares of Common Stock covered by the Seventh Amendment, an aggregate total of 68,500,000 shares of Common Stock have been reserved for issuance under the 2019 Equity Plan.

Pursuant to General Instruction E to Form S-8, the Company incorporates by reference the contents of the Company’s prior registration statements on Form S-8 filed with the U.S. Securities and Exchange Commission (the “SEC”): (i) on December 5, 2019 (File No. 333-235355) to register up to 3,930,603 shares of Common Stock (including the 3,600,000 shares of Common Stock originally reserved for issuance pursuant to the 2019 Equity Plan, and 330,603 shares of Common Stock originally reserved for issuance under the Registrant’s former equity incentive plan which remained outstanding as of the adoption of the 2019 Equity Plan); (ii) on November 15, 2021 (File No. 333-261086) to register up to 7,900,000 shares of Common Stock reserved for issuance pursuant to the First Amendment and Second Amendment to the 2019 Equity Plan; (iii) on September 23, 2022 (File No. 333-267567) to register up to 10,000,000 shares of Common Stock reserved for issuance pursuant to the Third Amendment to the 2019 Equity Plan; (iv) on July 13, 2023 (File No. 333-273235) to register up to 4,000,000 shares of Common Stock reserved for issuance pursuant to the Fourth Amendment to the 2019 Equity Plan; (v) on December 21, 2023 (File No. 333-276207) to register up to 13,000,000 shares of Common Stock reserved for issuance pursuant to the Fifth Amendment to the 2019 Equity Plan; and (vi) on June 28, 2024 (File No. 333-280587) to register up to 15,000,000 shares of Common Stock reserved for issuance pursuant to the Sixth Amendment to the 2019 Equity Plan (collectively the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E of Form S-8, regarding the registration of additional securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees in accordance with the provisions of Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference into this Registration Statement the following reports or other documents filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 2, 2026 (“Annual Report”);
●	The portions of our Proxy Statement on Schedule 14A filed with the SEC on April 30, 2026, that are specifically incorporated by reference into our Annual Report;
●	Our Quarterly Report on Form 10-Q for the period ended March 31, 2026, as filed with the SEC on April 30, 2026;
●	Our Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed, as specified therein) filed with the SEC on January 2, 2026, January 16, 2026, April 1, 2026, April 27, 2026 and June 15, 2026, and our Current Report on Form 8-K/A filed on January 5, 2026; and
●	The description of our Common Stock contained in our registration statement on Form 8-A, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) on August 27, 2007, as updated by the description of our Common Stock included in Exhibit 4.20 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, together with any amendment or report filed for the purpose of updating that description.

All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, portions of such filings that have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this Registration Statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein. All such incorporated documents shall be deemed to be a part of this Registration Statement from the dates of filing of such documents.

Any statement contained in a report or other document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed report or other document which also is or is deemed to be incorporated into this Registration Statement modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is incorporated under the laws of the State of Nevada and governed by the Nevada Revised Statutes (the “NRS”). NRS 78.138 provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption of the business judgment rule set forth in NRS 78.138(3) has been rebutted and it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he is not liable pursuant to NRS 78.138 or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.

NRS 78.751 provides that the indemnification pursuant to NRS 78.751 and NRS 78.7502 does not exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of the law and such misconduct, fraud or violation was material to the cause of action) and that the indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The Company’s Articles of Incorporation and Amended and Restated Bylaws provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered.

The Company’s Articles of Incorporation provide that the individual liability of the directors and officers of the Company is eliminated to the fullest extent permitted by the NRS.

In addition, we have entered indemnification agreements with each of our directors and officers. These agreements, among other things, require the Company to indemnify the directors and officers for the costs and liabilities incurred by such director or officer in his or her defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative proceeding arising in the course of their employment with us.

We maintain general liability and directors’ and officers’ insurance policies that cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing summaries are subject to the complete text of the NRS and our Articles of Incorporation, our Bylaws and the other arrangements referred to above and are qualified in their entirety by reference thereto.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

EXHIBIT INDEX

Exhibit No.		Incorporated by Reference from:
	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
4.1	Articles of Incorporation	8-K	001-33675	3.1	September 25, 2017
4.2	Articles of Merger between Bioptix, Inc., and Riot Blockchain, Inc.	8-K	001-33675	3.1	October 4, 2017
4.3	Certificate of Amendment to the Articles of Incorporation of Riot Blockchain, Inc., dated November 21, 2022	8-K	001-33675	3.1	November 23, 2022
4.4	Certificate of Amendment to the Articles of Incorporation of Riot Platforms, Inc. dated June 13, 2024	8-K	001-33675	3.1	June 18, 2024
4.5	Articles of Merger between Riot Blockchain, Inc. and Riot Platforms, Inc.	8-K	001-33675	3.1	January 3, 2023
4.6	Amended and Restated Bylaws of Riot Platforms, Inc.	8-K	001-33675	3.1	April 1, 2026
4.7	2019 Equity Plan of Riot Platforms, Inc., as amended	8-K	001-33675	10.2	June 15, 2026
4.8	Form of Time-Based Restricted Stock Unit Award Agreement	S-8	333-261086	4.7	November 15, 2021
4.9	Form of Performance-Based Restricted Stock Unit Award Agreement	8-K	001-33675	10.1	August 16, 2021
4.10	Form of Service-Based Restricted Stock Award Agreement	8-K	001-33675	10.1	October 3, 2022
4.11	Form of Performance-Based Restricted Stock Award Agreement	8-K	001-33675	10.2	October 3, 2022
4.12	Form of Long-Term Incentive Program Award Agreement	8-K	001-33675	10.1	July 19, 2023
4.13	Form of Long-Term Incentive Program Performance Award Agreement	8-K	001-33675	10.1	January 2, 2026
4.14	Form of Long-Term Incentive Program Service Award Agreement	8-K	001-33675	10.2	January 2, 2026
4.15	Form of Long-Term Incentive Program Performance Award Agreement (Units)	8-K	001-33675	10.3	January 2, 2026
4.16	Form of Long-Term Incentive Program Service Award Agreement (Units)	8-K	001-33675	10.4	January 2, 2026
5.1	Opinion of Womble Bond Dickinson (US) LLP	*	*	*	*
23.1	Consent of Deloitte & Touche LLP	*	*	*	*
23.2	Consent of Womble Bond Dickinson (US) LLP (contained in Exhibit 5.1)	*	*	*	*
24.1	Power of Attorney (included on the signature page of this Registration Statement)	*	*	*	*
107	Filing Fee Table	*	*	*	*

* filed herewith.

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in this Registration Statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	That for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, SAR on June 26, 2026.

Riot Platforms, Inc.

By:	/s/ Jason Chung
Jason Chung
Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Les, Jason Chung, and William Jackman, and each of them, their true and lawful attorney-in-fact and agents, with full power to act with or without the others and with full power of substitution and re-substitution, in any and all capacities, to execute on behalf of the undersigned and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jason Les	Chief Executive Officer (Principal Executive Officer) and Director	June 26, 2026
Jason Les

/s/ Jason Chung	Chief Financial Officer (Principal Financial Officer)	June 26, 2026
Jason Chung

/s/ Ryan Werner	Chief Accounting Officer (Principal Accounting Officer)	June 26, 2026
Ryan Werner

/s/ Benjamin Yi	Executive Chairman and Director	June 26, 2026
Benjamin Yi

/s/ Lance D’Ambrosio	Director	June 26, 2026
Lance D’Ambrosio

/s/ Jaime Leverton	Director	June 26, 2026
Jaime Leverton

/s/ Douglas Mouton	Director	June 26, 2026
Douglas Mouton

/s/ Michael Turner	Director	June 26, 2026
Michael Turner